Exhibit 10.1
Deutsche Bank

Deutsche Bank AG, London Branch
Winchester house
1 Great Winchester St, London EC2N 2DB
Telephone: 44 20 7545 8000

c/o Deutsche Bank Securities Inc.
60 Wall Street
New York, NY 10005
Telephone: 212-250-2500

Internal Reference: 639313
Opening Transaction

To:	Radian Group Inc. 1601 Market Street Philadelphia, PA 19103
Re:	Accelerated Stock Buyback
Date:	June 18, 2015

DEUTSCHE BANK AG, LONDON BRANCH IS NOT REGISTERED AS A BROKER DEALER UNDER THE U.S. SECURITIES EXCHANGE ACT OF 1934. DEUTSCHE BANK SECURITIES INC. (“DBSI”) HAS ACTED SOLELY AS AGENT IN CONNECTION WITH THE TRANSACTION AND HAS NO OBLIGATION, BY WAY OF ISSUANCE, ENDORSEMENT, GUARANTEE OR OTHERWISE WITH RESPECT TO THE PERFORMANCE OF EITHER PARTY UNDER THE TRANSACTION. AS SUCH, ALL DELIVERY OF FUNDS, ASSETS, NOTICES, DEMANDS AND COMMUNICATIONS OF ANY KIND RELATING TO THIS TRANSACTION BETWEEN DEUTSCHE BANK AG, LONDON BRANCH, AND COUNTERPARTY SHALL BE TRANSMITTED EXCLUSIVELY THROUGH DEUTSCHE BANK SECURITIES INC. DEUTSCHE BANK AG, LONDON BRANCH IS NOT A MEMBER OF THE SECURITIES INVESTOR PROTECTION CORPORATION (SIPC).
This master confirmation (this “Master Confirmation”), dated as of June 18, 2015 is intended to set forth certain terms and provisions of certain Transactions (each, a “Transaction”) entered into from time to time between Deutsche Bank AG, London Branch (“Seller” or “Deutsche”), with Deutsche Bank Securities Inc. acting as agent, and Radian Group Inc. (“Counterparty”). This Master Confirmation, taken alone, is neither a commitment by either party to enter into any Transaction nor evidence of a Transaction. The additional terms of any particular Transaction shall be set forth in a Supplemental Confirmation in the form of Schedule A hereto (a “Supplemental Confirmation”), which shall reference this Master Confirmation and supplement, form a part of, and be subject to this Master Confirmation. This Master Confirmation and each Supplemental Confirmation (collectively, the “Trade Documents”) together shall constitute a “Confirmation” as referred to in the Agreement specified below.

Chairman of the Supervisory Board: Dr. Paul Achleitner.

 Management Board: Jürgen Fitschen (Co-Chairman), Anshu Jain (Co-Chairman), Stefan Krause, Stephan Leithner, Stuart Lewis, Rainer Neske and Henry Ritchotte.

Deutsche Bank AG is authorised under German Banking Law (competent authority: BaFin - Federal Financial Supervising Authority) and by the Prudential Regulation Authority and subject to limited regulation by the Prudential Regulation Authority and Financial Conduct Authority. Deutsche Bank AG, London Branch is a member of the London Stock Exchange. Deutsche Bank AG is a joint stock corporation with limited liability incorporated in the Federal Republic of Germany HRB No. 30 000 District Court of Frankfurt am Main; Branch Registration in England and Wales BR000005; Registered address: Winchester House, 1 Great Winchester Street, London EC2N 2DB. Details about the extent of our authorisation and regulation by the Prudential Regulation Authority, and regulation by the Financial Conduct Authority are available on request or from https://www.db.com/en/content/eu_disclosures_uk.htm.

The definitions and provisions contained in the 2002 ISDA Equity Derivatives Definitions (the “Equity Definitions”), as published by the International Swaps and Derivatives Association, Inc., are incorporated into this Master Confirmation. The Trade Documents evidence a complete binding agreement between Counterparty and Seller as to the subject matter and terms of each Transaction to which the Trade Documents relate and shall supersede all prior or contemporaneous written or oral communications with respect thereto.
The Trade Documents supplement, form a part of, and are subject to an agreement in the form of the 1992 ISDA Master Agreement (Multicurrency-Cross Border) (the “Agreement”) as if Seller and Counterparty had executed the Agreement on the date of this Master Confirmation (but without any Schedule except for the election of Loss and Second Method, New York law (without reference to its choice of laws doctrine other than Title 14 of Article 5 of the New York General Obligations Law) as the governing law and US Dollars (“USD”) as the Termination Currency).
The Transactions shall be the sole Transactions under the Agreement and shall not be “Specified Transactions” (or similarly treated) under any other agreement between the parties or their Affiliates. If there exists any ISDA Master Agreement between Seller and Counterparty or any confirmation or other agreement between Seller and Counterparty pursuant to which an ISDA Master Agreement is deemed to exist between Seller and Counterparty, then notwithstanding anything to the contrary in such ISDA Master Agreement, such confirmation or agreement or any other agreement to which Seller and Counterparty are parties, the Transactions shall not be considered Transactions under, or otherwise governed by, such existing or deemed ISDA Master Agreement and any Event of Default or Termination Event of any Transaction or the Agreement shall not, by itself, give rise to any right or obligation under any such other agreement or deemed agreement.
All provisions contained or incorporated by reference in the Agreement shall govern the Trade Documents, except as expressly modified herein or in the other Trade Documents.
If, in relation to any Transaction to which the Trade Documents relate, there is any inconsistency between the Agreement, this Master Confirmation, the relevant Supplemental Confirmation and the Equity Definitions, the following will prevail for purposes of such Transaction in the order of precedence indicated: (i) such Supplemental Confirmation; (ii) this Master Confirmation; (iii) the Agreement; and (iv) the Equity Definitions. For the avoidance of doubt, except to the extent of an express conflict, the application of any provision of the Agreement, the Trade Documents and the Equity Definitions shall not be construed to exclude or limit the application of any other provision of the Agreement, the Trade Documents or the Equity Definitions.
1.Each Transaction constitutes a Share Forward Transaction for the purposes of the Equity Definitions. Set forth below are the terms and conditions that, together with the terms and conditions set forth in the other Trade Documents relating to any Transaction, shall govern such Transaction.
General Terms:

Trade Date:	For each Transaction, as set forth in the related Supplemental Confirmation.

Buyer:	Counterparty

Seller:	Deutsche Bank AG, London Branch

Shares:	The common stock, par value $0.001 per share, of Counterparty (Ticker: RDN)

Exchange:	The New York Stock Exchange

Related Exchange(s):	All Exchanges
Prepayment/Variable

Obligation:	Applicable

Prepayment Amount:	For each Transaction, as set forth in the related Supplemental Confirmation.

Prepayment Date:	For each Transaction, as set forth in the related Supplemental Confirmation.

Valuation:

VWAP Price:
For any Exchange Business Day, the New York Stock Exchange Rule 10b-18 Volume Weighted Average Price per Share for the regular trading session of the Exchange, as published on Bloomberg page “RDN UN <equity> AQR SEC” (or any successor thereto) at 8:00 a.m. New York time on the following Exchange Business Day, subject to “Valuation Disruption” below, or if such price is not so reported on such Exchange Business Day for any reason or is, in the Calculation Agent’s discretion, manifestly incorrect on any given day, the Calculation Agent may use a commercially reasonable alternate means of calculating such VWAP Price on such day.

Forward Price:	The average of the VWAP Prices for the Exchange Business Days in the Calculation Period, subject to “Valuation Disruption” below.
Forward Price

Adjustment Amount:	For each Transaction, as set forth in the related Supplemental Confirmation.

Calculation Period:	The period from, and including, the Calculation Period Start Date to, and including, the Termination Date.

Calculation Period Start Date:
For each Transaction, as set forth in the related Supplemental Confirmation, to be the first Exchange Business Day immediately following the Trade Date, subject to postponement as provided in “Valuation Disruption” below.

Termination Date:
For each Transaction, the Scheduled Termination Date; provided that Seller shall have the right, from time to time, to designate any Exchange Business Day (which shall not be after the Scheduled Termination Date) to be a Termination Date (the “Accelerated Termination Date”) with respect to (x) any portion of the Prepayment Amount for such Transaction, provided that the aggregate percentage of the original Prepayment Amount for such Transaction as to which an Accelerated Termination Date has been designated shall not exceed the then-current Maximum Acceleration Percentage for such Transaction or (y) on or after the First Acceleration Date, all or any portion of the Prepayment Amount for such Transaction as to which an Accelerated Termination Date has not previously been designated (in each case of clause (x) or (y), such accelerated Prepayment Amount, the “Accelerated Amount”), in each case, by delivering notice to Counterparty of any such designation prior to the Acceleration Notice Deadline (as specified, with respect to each Transaction, in the relevant Supplemental Confirmation). If Seller designates an Accelerated Termination Date with respect to less than all of the Prepayment Amount, then upon the occurrence of such Accelerated Termination Date, the Transaction shall be considered two Transactions with terms identical to those of the original Transaction, except that (1) the first such resulting Transaction (the “Accelerated Transaction”) shall have (x) a Prepayment Amount equal to the Accelerated Amount, (y) a number of Initial Shares and a Delivered Number, rounded to the nearest whole number, equal to the corresponding number for the original Transaction multiplied by a fraction the numerator of which is the Accelerated Amount and the denominator of which is the Prepayment Amount for the original Transaction and (z) a Termination Date occurring on such Accelerated Termination Date and (2) the second such resulting Transaction (the “Remaining Transaction”) shall have (x) a Prepayment Amount equal to the Prepayment Amount for the original Transaction minus the Accelerated Amount and (y) a number of Initial Shares (if any) and a Delivered Number equal to the corresponding number for the original Transaction minus the corresponding number for the Accelerated Transaction. For the avoidance of doubt, following settlement of the Accelerated Transaction, the Remaining Transaction shall be treated for all purposes as the sole Transaction hereunder and may be subject to a further Accelerated Termination Date as set forth above. Any notice to be delivered by Seller of an Accelerated Termination Date pursuant to the foregoing shall specify an Accelerated Amount, if applicable.

Scheduled Termination Date:	For each Transaction, as set forth in the related Supplemental Confirmation, subject to postponement as provided in “Valuation Disruption” below.

Maximum Acceleration

Percentage:	For each Transaction, as set forth in the related Supplemental Confirmation.

First Acceleration Date:	For each Transaction, as set forth in the related Supplemental Confirmation.

Valuation Disruption:
The definition of “Market Disruption Event” in Section 6.3(a) of the Equity Definitions is hereby amended by deleting the words “at any time during the one-hour period that ends at the relevant Valuation Time, Latest Exercise Time, Knock-in Valuation Time or Knock-out Valuation Time, as the case may be” and inserting the words “at any time on any Scheduled Trading Day during the Calculation Period, Share Termination Valuation Period or Settlement Valuation Period” after the word “material,” in the third line thereof.

Section 6.3(d) of the Equity Definitions is hereby amended by deleting the remainder of the provision following the term “Scheduled Closing Time” in the fourth line thereof.
Notwithstanding anything to the contrary in the Equity Definitions, if a Disrupted Day occurs (i) in the Calculation Period, the Calculation Agent may, in its good faith and commercially reasonable discretion, postpone any one or more of the Scheduled Termination Date and the Calculation Period Start Date, or (ii) in the Share Termination Valuation Period or the Settlement Valuation Period, the Calculation Agent may extend the Share Termination Valuation Period or Settlement Valuation Period. The Calculation Agent may also determine whether (i) such Disrupted Day is a Disrupted Day in full, in which case the VWAP Price or value of Share Termination Delivery Units, as applicable, for such Disrupted Day shall not be included for purposes of determining the Forward Price, Share Termination Unit Price or the Settlement Price, as the case may be, or (ii) such Disrupted Day is a Disrupted Day only in part, in which case (x) the VWAP Price or value of Share Termination Delivery Units, as applicable, for such Disrupted Day shall be determined by the Calculation Agent based on Rule 10b-18 eligible transactions in the Shares or based on transactions in the Share Termination Delivery Units, as applicable, on such Disrupted Day taking into account the nature and duration of such Market Disruption Event and (y) in the case of a Disrupted Day during the Calculation Period or a Settlement Valuation Period, the Calculation Agent shall determine any Forward Price or Settlement Price based on an appropriately weighted average instead of the arithmetic average described in the definition thereof. Any Scheduled Trading Day on which the Exchange is scheduled to close prior to its normal close of trading shall be deemed to be a Disrupted Day in full.
The occurrence of a Disrupted Day during the Calculation Period, the Share Termination Valuation Period or the Settlement Valuation Period, as the case may be, and on each of the nine immediately following Scheduled Trading Days will constitute an Additional Termination Event, with Counterparty as the sole Affected Party and all Transactions hereunder as the Affected Transactions.
Settlement Terms:

Settlement Procedures:
If the Number of Shares to be Delivered is positive, Physical Settlement shall be applicable; provided that Seller does not, and shall not, make the agreement or the representations solely related to the restrictions imposed by applicable securities laws set forth in Section 9.11 of the Equity Definitions with respect to any Shares delivered by Seller to Counterparty under any Transaction. If the Number of Shares to be Delivered is negative, then the Counterparty Settlement Provisions in Annex A shall apply. Notwithstanding anything to the contrary herein or in the Equity Definitions, if the Number of Shares to be Delivered exceeds 16,000,000 Shares (the “Specified Number of Shares” and such excess, the “Excess Share Number”), then, in lieu of delivery of the full Number of Shares to be Delivered, Counterparty may elect no later than the first Exchange Business Day following the Termination Date, if it represents and warrants to Seller in writing on the date it notifies Seller of such election that, as of such date, it is not aware of any material non-public information concerning Counterparty or the Shares and is making such election in good faith and not as part of a plan or scheme to evade compliance with the federal securities laws, for settlement to consist of the Specified Number of Shares plus cash in an amount equal to the Partial Cash Settlement Amount, in which case (i) a number of Shares equal to the Excess Share Number shall be sold by Seller pursuant to the conditions and procedures set forth under Section 3 or 4 (at Counterparty’s option) of Annex A hereto mutatis mutandis (as if such Shares were Registered Settlement Shares or Unregistered Settlement Shares that had been delivered by Counterparty to Seller), (ii) the “Partial Cash Settlement Amount” shall be the Net Proceeds generated by such sale, and (iii) Seller shall be obligated to deliver the Specified Number of Shares to Counterparty on the Settlement Date and pay the Partial Cash Settlement Amount to Counterparty promptly following Seller’s receipt of such Net Proceeds.
Number of Shares

to be Delivered:
For each Transaction, a number of Shares equal to (a) (i) the Prepayment Amount divided by (ii) the Divisor Amount minus (b) the number of Shares (the “Delivered Number”) delivered by Seller pursuant to “Initial Share Delivery” below, if applicable.

Divisor Amount:	For each Transaction, the Forward Price minus the Forward Price Adjustment Amount.

Excess Dividend Amount:	For the avoidance of doubt, all references to the Excess Dividend Amount shall be deleted from Section 9.2(a)(iii) of the Equity Definitions.

Settlement Date:	If the Number of Shares to be Delivered is positive, the date that is one Settlement Cycle immediately following the Termination Date.

Settlement Currency:	USD

Initial Share Delivery:
For each Transaction for which the number of Initial Shares is greater than zero (0) Shares, on each Initial Share Delivery Date, Seller shall deliver a number of Shares equal to the Initial Shares (or, in the case of multiple Initial Share Delivery Dates, the relevant portion thereof) to Counterparty in accordance with Section 9.4 of the Equity Definitions, with each such Initial Share Delivery Date deemed to be a “Settlement Date” for purposes of such Section 9.4.

Initial Share Delivery Date(s):	For each Transaction, as set forth in the related Supplemental Confirmation.

Initial Shares:	For each Transaction, as set forth in the related Supplemental Confirmation.
Share Adjustments:

Potential Adjustment Event:	Notwithstanding anything to the contrary in Section 11.2(e) of the Equity Definitions, an Extraordinary Dividend shall not constitute a Potential Adjustment Event.
It shall constitute an additional Potential Adjustment Event if the Scheduled Termination Date for any Transaction is postponed pursuant to “Valuation Disruption” above, in which case the Calculation Agent may, in its commercially reasonable discretion, adjust any relevant terms of any such Transaction as the Calculation Agent determines appropriate to account for the economic effect on the Transaction of such postponement.

Extraordinary Dividend:
For any calendar quarter, any dividend or distribution on the Shares with an ex-dividend date occurring during such calendar quarter, if (i) such dividend or distribution is not a dividend or distribution of the type described in Section 11.2(e)(i) or Section 11.2(e)(ii)(A) of the Equity Definitions and (ii) in the case of a cash dividend or distribution, the amount per Share of such cash dividend or distribution, taken together with the amount of all previous cash dividends or distributions with ex-dividend dates occurring in the same calendar quarter, exceeds the Ordinary Dividend Amount.

Ordinary Dividend Amount:	For each Transaction, as set forth in the related Supplemental Confirmation.

Method of Adjustment:	Calculation Agent Adjustment

Extraordinary Events:
Consequences of
Merger Events:

(a)	Share-for-Share: Modified Calculation Agent Adjustment

(b)	Share-for-Other: Cancellation and Payment

(c)	Share-for-Combined: Component Adjustment
Tender Offer:    Applicable
Consequences of
Tender Offers:

(a)	Share-for-Share: Modified Calculation Agent Adjustment

(b)	Share-for-Other: Modified Calculation Agent Adjustment

(c)	Share-for-Combined: Modified Calculation Agent Adjustment

Consequences of
Acquisition

Announcement Events:
Seller may elect, in its sole discretion, without prejudice to Sections 7 and 8 below, that the consequences set forth in Section 12.3(d) of the Equity Definitions shall apply to any Acquisition Announcement Event; provided that, for this purpose, references in Section 12.3(d) of the Equity Definitions to “Tender Offer” shall be replaced by references to “Acquisition Announcement Event” and references to “Tender Offer Date” shall be replaced by references to “Acquisition Announcement Date”.  An Acquisition Announcement Event shall be an “Extraordinary Event” for purposes of the Equity Definitions, to which Article 12 of the Equity Definitions is applicable.

Acquisition Announcement

Event:	The occurrence of an Acquisition Announcement Date in respect of a potential Acquisition Transaction (as defined in Section 8 below).
Acquisition Announcement

Date:
The date of the first public announcement of an event that, if consummated, would result in an Acquisition Transaction, or any publicly announced change or amendment to such potential Acquisition Transaction (including an announcement of the abandonment thereof).

Provisions Applicable to
Merger Events and

Tender Offers:
The consequences set forth opposite “Consequences of Merger Events” or “Consequences of Tender Offers” above shall apply upon the occurrence of a Merger Event or Tender Offer regardless of whether such Merger Event or Tender Offer relates to an Acquisition Announcement Date for which an adjustment has been made pursuant to “Consequences of Acquisition Announcement Events” above, without duplication of any such adjustment.

Nationalization,

Insolvency or Delisting:
Cancellation and Payment; provided that in addition to the provisions of Section 12.6(a)(iii) of the Equity Definitions, it shall also constitute a Delisting if the Exchange is located in the United States and the Shares are not immediately re-listed, re-traded or re-quoted on any of The New York Stock Exchange, The NASDAQ Global Select Market or The NASDAQ Global Market (or their respective successors); if the Shares are immediately re-listed, re-traded or re-quoted on any such exchange or quotation system, such exchange or quotation system shall be deemed to be the Exchange.

Additional Disruption Events:

(a)
Change in Law:    Applicable; provided that Section 12.9(a)(ii) of the Equity Definitions is hereby amended by (i) replacing the word “Shares” with “Hedge Positions”; (ii) adding the phrase “or public announcement of” immediately after the phrase “due to the promulgation of or” in the third line thereof and adding the phrase “formal or informal” before the word “interpretation” in the same line and (iii) adding the words “(including, for the avoidance of doubt and without limitation, adoption or promulgation of new regulations authorized or mandated by existing statute)” after the word “regulation” in the second line thereof.

(b)	Hedging Disruption: Applicable; provided that:

(i)
Section 12.9(a)(v) of the Equity Definitions is hereby amended by (a) adding immediately following the words “equity price risk” in the third and fourth lines thereof the words “, volatility risk, interest rate risk, legal risk and dividend risk” and (b) inserting the following phrase at the end of such Section: “For the avoidance of doubt, any such transactions or assets referred to in phrases (A) or (B) above must be available on commercially reasonable pricing terms.”; and

(ii)
Section 12.9(b)(iii) of the Equity Definitions is hereby amended by inserting in the third line thereof, after the words “to terminate the Transaction”, the words “or a portion of the Transaction affected by such Hedging Disruption”.

(c)
Increased Cost of Hedging:    Applicable; provided that Section 12.9(a)(vi) of the Equity Definitions is hereby amended by adding immediately following the words “equity price risk” in the fifth line thereof the words “, volatility risk, interest rate risk, legal risk and dividend risk”.

(d)	Failure to Deliver: Applicable

(e)	Insolvency Filing: Applicable

(f)
Loss of Stock Borrow:    Applicable, it being understood that the rate to borrow Shares shall be determined by reference to the terms of a commercially reasonable share borrowing arrangement and without regard to the Hedging Party’s cost of funding in connection with such borrowings.

Maximum Stock Loan Rate:    200 basis points per annum

(g)
Increased Cost of Stock Borrow:    Applicable, it being understood that the rate to borrow Shares shall be determined by reference to the terms of a commercially reasonable share borrowing arrangement and without regard to the Hedging Party’s cost of funding in connection with such borrowings.

Initial Stock Loan Rate:    25 basis points per annum
Hedging Party:    Seller
Determining Party:    Seller

Additional Termination Event(s):
Notwithstanding anything to the contrary in the Equity Definitions, if, as a result of an Extraordinary Event, any Transaction would be cancelled or terminated (whether in whole or in part) pursuant to Article 12 of the Equity Definitions, an Additional Termination Event (with such terminated Transaction(s) (or portions thereof) being the Affected Transaction(s) and Counterparty being the sole Affected Party) shall be deemed to occur, and, in lieu of Sections 12.7, 12.8 and 12.9 of the Equity Definitions, Seller may elect for Section 6 of the Agreement to apply to such Affected Transaction(s).

Each of the following shall constitute an Additional Termination Event with Counterparty as the sole Affected Party and all Transactions hereunder as the Affected Transactions: (i) the declaration by the Issuer of any Extraordinary Dividend, the ex-dividend date for which occurs or is scheduled to occur during the Relevant Dividend Period, (ii) the declaration by the Issuer of any dividend or distribution (other than an Extraordinary Dividend) for which the ex-dividend date occurs during the Relevant Dividend Period (as defined below) and is prior to the relevant Scheduled Ex-Dividend Date (as determined by the Calculation Agent), or (iii) the Issuer announces any change to the frequency of its regular dividend payments or expected regular dividend payments.

Scheduled Ex-Dividend Dates:	For each Transaction, as set forth in the related Supplemental Confirmation.

Relevant Dividend Period: The period from and including the Calculation Period Start Date, to and including the Relevant Dividend Period End Date.
Relevant Dividend Period

End Date:	If the Number of Shares to be Delivered is negative, the last day of the Settlement Valuation Period; otherwise, the Termination Date.
Non-Reliance/Agreements and
Acknowledgements Regarding
Hedging Activities/Additional
Acknowledgements:        Applicable

Seller Payment Instructions:	Bank: Bank of New York
ABA#: 021-000-018
Acct No.: 8900327634
Beneficiary: Deutsche Bank Securities Inc.

Counterparty’s Contact Details

for Purpose of Giving Notice:	To be provided by Counterparty

Seller’s Contact Details for

Purpose of Giving Notice:	Deutsche Bank Securities Inc.
60 Wall Street
New York, NY 10005
Attention: Paul Stowell
Telephone: 212-250-6270
Email: paul.stowell@db.com

With a copy to:

Attention: Spencer Cherniak
Telephone: 212-250-7720
Email: spencer.cherniak@db.com

And email notification to the following address:

charles.nail@db.com

Calculation Agent:
Seller; provided that, following the occurrence and during the continuation of an Event of Default pursuant to Section 5(a)(vii) of the Agreement with respect to which Seller is the Defaulting Party, Counterparty shall have the right to select a leading dealer in the market for U.S. corporate equity derivatives reasonably acceptable to Seller to replace Seller as Calculation Agent, and the parties shall work in good faith to execute any appropriate documentation required by such replacement Calculation Agent.

2.	Additional Mutual Representations, Warranties and Covenants.
(a)Eligible Contract Participant. In addition to the representations, warranties and covenants in the Agreement, each party represents, warrants and covenants to the other party that it is an “eligible contract participant”, as defined in the U.S. Commodity Exchange Act (as amended), and is entering into each Transaction hereunder as principal (and not as agent or in any other capacity, fiduciary or otherwise) and not for the benefit of any third party.
(b)Accredited Investor and Qualified Institutional Buyer. Each party acknowledges that the offer and sale of each Transaction to it is intended to be exempt from registration under the Securities Act of 1933, as amended (the “Securities Act”), by virtue of Section 4(a)(2) thereof. Accordingly, each party represents and warrants to the other that (i) it has the financial ability to bear the economic risk of its investment in each Transaction and is able to bear a total loss of its investment and (ii) it is an “accredited investor” as that term is defined under Regulation D under the Securities Act.
3.Additional Representations, Warranties and Covenants of Counterparty. In addition to the representations, warranties and covenants in the Agreement, Counterparty represents, warrants and covenants to Seller that:
(a)The purchase of Shares by Counterparty from Seller pursuant to, and Counterparty’s entry into, each Transaction will not violate Rule 13e-1 or Rule 13e-4 under the Exchange Act.
(b)It is not entering into any Transaction, and will not make any settlement election hereunder, (i) on the basis of, and is not aware of, any material non-public information with respect to Counterparty or the Shares, (ii) in anticipation of or to facilitate, a distribution of its securities, a self tender offer or a third-party tender offer or (iii) to create actual or apparent trading activity in the Shares (or any security convertible into or exchangeable for the Shares) or to raise or depress or otherwise manipulate the price of the Shares (or any security convertible into or exchangeable for the Shares).
(c)Each Transaction (A) has been approved by its Board of Directors and publicly announced or (B) is being entered into pursuant to a publicly-disclosed Share buy-back program that has been approved by its Board of Directors and its Board of Directors has approved the use of one or more accelerated share repurchase transactions to effect the Share buy-back program.
(d)Without limiting the generality of Section 13.1 of the Equity Definitions, Counterparty acknowledges that Seller is not making any representations or warranties with respect to the treatment of the Transaction under any accounting standards including, but not limited to, ASC Topic 260, Earnings Per Share, ASC Topic 815, Derivatives and Hedging, ASC Topic 480, Distinguishing Liabilities from Equity and ASC 815-40, Derivatives and Hedging - Contracts in Entity’s Own Equity.
(e)As of (i) the date hereof and (ii) the Trade Date for each Transaction hereunder, Counterparty is in compliance with its reporting obligations under the Exchange Act and its most recent Annual Report on Form 10-K, together with all reports subsequently filed by it pursuant to the Exchange Act, taken together and as amended and supplemented to the date of this representation, do not, as of their respective filing dates, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading.
(f)Counterparty shall report each Transaction to the extent required under the Exchange Act and the rules and regulations thereunder.
(g)Counterparty will not engage in a “distribution” (as defined in Regulation M promulgated under the Exchange Act) of the Shares or of any security for which the Shares are a “reference security” (as defined in Regulation M promulgated under the Exchange Act) at any time during any Regulation M Period (as defined below) for any Transaction. “Regulation M Period” means, for any Transaction, (i) the Relevant Period (as defined below) and (ii) the Share Termination Valuation Period, if any, and the Settlement Valuation Period, if any, for such Transaction and, in the case of this clause (ii), the first Exchange Business Day following the end of the relevant period. “Relevant Period” means, for any Transaction, the period commencing on the Calculation Period Start Date for such Transaction and ending on the earlier of (x) the Scheduled Termination Date and (y) the last Additional Relevant Day (as specified in the related Supplemental Confirmation) for such Transaction, or such earlier day as elected by Seller and communicated to Counterparty on such day (or, if later, the First Acceleration Date without regard to any acceleration thereof pursuant to “Special Provisions for Acquisition Transaction Announcements” below).

(h)As of the Trade Date, the Prepayment Date, each Initial Share Delivery Date (if applicable), any Cash Settlement Payment Date, any Share Termination Payment Date, any Settlement Method Election Date, any date on which Counterparty delivers a Notice of Share Termination and any Settlement Date for each Transaction, Counterparty is not, and will not be, “insolvent” (as such term is defined under Section 101(32) of the U.S. Bankruptcy Code (Title 11 of the United States Code) (the “Bankruptcy Code”)) and Counterparty would be able to purchase a number of Shares with a value equal to the Prepayment Amount in compliance with the laws of the jurisdiction of Counterparty’s incorporation.
(i)Counterparty is not, and after giving effect to any Transaction will not be, required to register as an “investment company” as such term is defined in the Investment Company Act of 1940, as amended.
(j)Counterparty has not entered, and will not enter, into any share repurchase transaction (including, without limitation, any agreements similar to the Transactions described herein), or any derivative unwind agreement or amendment of a derivative transaction, where any initial hedge period, initial period, calculation period, relevant period, settlement valuation period, unwind period or adjustment period (each however defined) in such other transaction will overlap at any time (including as a result of extensions in such initial hedge period, initial period, calculation period, relevant period, settlement valuation period, unwind period or adjustment period as provided in the relevant agreements) with any Relevant Period or, if applicable, any Settlement Valuation Period under this Master Confirmation, or any hedge or hedge unwind purchases of Shares would otherwise reasonably be expected to be made by the counterparty thereunder during any Relevant Period or Settlement Valuation Period hereunder. In the event that the initial hedge period, initial period, relevant period, calculation period, settlement valuation period, unwind period or adjustment period in such other transaction or unwind agreement or amendment overlaps with, or any purchases of Shares would otherwise reasonably be expected to be made by the counterparty thereunder during, any Relevant Period or, if applicable, or Settlement Valuation Period under this Master Confirmation as a result of any postponement of the Scheduled Termination Date or extension of the Settlement Valuation Period pursuant to “Valuation Disruption” above or any analogous provision in such other transaction, Counterparty shall promptly amend such share repurchase or other derivative transaction or unwind agreement to avoid any such overlap.
(k)Counterparty received on or prior to the Trade Date a letter from Deutsche regarding FINRA Rule 5320 and does not object to the practices described in such letter.
4.Regulatory Disruption. In the event that Seller concludes, in its reasonable discretion and based on advice of counsel, that it is appropriate with respect to any legal, regulatory or self-regulatory requirements or related policies and procedures (whether or not such requirements, policies or procedures are imposed by law or have been voluntarily adopted by Seller), for it to refrain from or decrease any market activity relating to the Transaction on any Scheduled Trading Day or Days during the Calculation Period or, if applicable, the Share Termination Valuation Period or the Settlement Valuation Period, Seller may by written notice to Counterparty elect to deem that a Market Disruption Event has occurred and will be continuing on such Scheduled Trading Day or Days; provided that any Disrupted Day resulting from a Regulatory Disruption solely on account of such policies or procedures shall be deemed to be a Disrupted Day in full. Seller shall subsequently notify Counterparty in writing promptly following Seller’s reasonable determination in good faith and upon the advice of counsel that it may resume its market activity. Seller shall not be required to communicate to Counterparty the reason for Seller’s exercise of its rights pursuant to this provision if Seller reasonably determines in good faith and upon the advice of counsel that disclosing such reason may result in a violation of any legal, regulatory, or self-regulatory requirements or related policies and procedures (whether or not such requirements, policies or procedures are imposed by law or have been voluntarily adopted by Seller).
5. 10b5-1 Plan. Counterparty represents, warrants and covenants to Seller that:
(a)Counterparty is entering into this Master Confirmation and each Transaction hereunder in good faith and not as part of a plan or scheme to evade the prohibitions of Rule 10b5-1 under the Exchange Act (“Rule 10b5-1”) or any other antifraud or anti-manipulation provisions of the federal or applicable state securities laws and that it has not entered into or altered and will not enter into or alter any corresponding or hedging transaction or position with respect to the Shares. Counterparty and Seller each acknowledges that it is the intent of the parties that each Transaction entered into under this Master Confirmation comply with the requirements of paragraphs (c)(1)(i)(A) and (B) of Rule 10b5-1 and each Transaction entered into under this Master Confirmation shall be interpreted to comply with the requirements of Rule 10b5-1(c).
(b)Counterparty will not seek to control or influence Seller’s decision to make any “purchases or sales” (within the meaning of Rule 10b5-1(c)(1)(i)(B)(3)) under any Transaction entered into under this Master Confirmation, including, without limitation, Seller’s decision to enter into any hedging transactions. Counterparty represents and warrants that it has consulted with its own advisors as to the legal aspects of its adoption and implementation of this Master Confirmation and each Supplemental Confirmation under Rule 10b5-1.
(c)Counterparty acknowledges and agrees that any amendment, modification, waiver or termination of this Master Confirmation or the relevant Supplemental Confirmation must be effected in accordance with the requirements for the amendment or termination of a “plan” as defined in Rule 10b5-1(c). Without limiting the generality of the foregoing, any such amendment, modification, waiver or termination shall be made in good faith and not as part of a plan or scheme to evade the prohibitions of Rule 10b-5, and no such amendment, modification or waiver shall be made at any time at which Counterparty or any officer, director, manager or similar person of Counterparty is aware of any material non-public information regarding Counterparty or the Shares.
6.Counterparty Purchases. Counterparty (or any “affiliated purchaser” as defined in Rule 10b-18 under the Exchange Act (“Rule 10b-18”)) shall not, without the prior written consent of Seller, directly or indirectly purchase any Shares (including by means of a derivative instrument or derivative unwind agreement or amendment), listed contracts on the Shares or securities that are convertible into, or exchangeable or exercisable for, Shares (including, without limitation, any Rule 10b-18 purchases of blocks (as defined in Rule 10b-18)) during any Relevant Period or, if applicable, the Share Termination Valuation Period or the Settlement Valuation Period, except through Seller and except for Shares to be delivered to Counterparty by Morgan Stanley & Co. International plc in connection with settlement of partial termination of call option transactions dated November 8, 2010 and November 10, 2010; provided that Counterparty does not reasonably expect that such partial termination will result in any purchases of Shares, listed contracts on the Shares or securities convertible into, or exchangeable or exercisable for, Shares during any of the foregoing periods.
7.Special Provisions for Merger Transactions. Notwithstanding anything to the contrary herein or in the Equity Definitions:
(a)Counterparty agrees that it:
(i)will not during the period commencing on the Trade Date through the end of the Relevant Period or, if applicable, the Share Termination Valuation Period or the Settlement Valuation Period for any Transaction make, or permit to be made (to the extent within Counterparty’s control), any public announcement (as defined in Rule 165(f) under the Securities Act) of any Merger Transaction or potential Merger Transaction unless such public announcement is made prior to the opening or after the close of the regular trading session on the Exchange for the Shares;
(ii)shall promptly (but in any event prior to the next opening of the regular trading session on the Exchange) notify Seller following any such announcement that such announcement has been made; and
(iii)shall promptly (but in any event prior to the next opening of the regular trading session on the Exchange) provide Seller with written notice specifying (i) Counterparty’s average daily Rule 10b-18 Purchases (as defined in Rule 10b-18) during the three full calendar months immediately preceding the announcement date that were not effected through Seller or its affiliates and (ii) the number of Shares purchased pursuant to the proviso in Rule 10b-18(b)(4) under the Exchange Act for the three full calendar months preceding the announcement date. Such written notice shall be deemed to be a certification by Counterparty to Seller that such information is true and correct. In addition, Counterparty shall promptly notify Seller of the earlier to occur of the completion of such transaction and the completion of the vote by target shareholders. Counterparty acknowledges that any such notice may cause the terms of any Transaction to be adjusted or such Transaction to be terminated; accordingly, Counterparty acknowledges that its delivery of such notice must comply with the standards set forth in Section 5 above.
(b)Upon the public announcement of any Merger Transaction, without prejudice to the provisions in Sections 12.2 or 12.3 of the Equity Definitions relating to the occurrence of a Merger Event or Tender Offer, the provisions set forth in “Consequences of Acquisition Announcement Events” in Section 1 above or Section 8 below, Seller in its commercially reasonable discretion may treat the occurrence of such public announcement as an Additional Termination Event with Counterparty as the sole Affected Party and the Transactions hereunder as the Affected Transactions and with the amount under Section 6(e) of the Agreement determined taking into account the fact that the Calculation Period or Settlement Valuation Period, as the case may be, had fewer Scheduled Trading Days than originally anticipated.
“Merger Transaction” means any merger, acquisition or similar transaction involving a recapitalization as contemplated by Rule 10b-18(a)(13)(iv) under the Exchange Act.
8.Special Provisions for Acquisition Transaction Announcements.
(a)Without prejudice to the provisions in Sections 12.2 and 12.3 of the Equity Definitions relating to the occurrence of a Merger Event or Tender Offer, the provisions set forth in “Consequences of Acquisition Announcement Events” in Section 1 above or Section 7 above, if an Acquisition Transaction Announcement occurs after the Trade Date, but prior to the First Acceleration Date of any Transaction, the First Acceleration Date shall be the date of such Acquisition Transaction Announcement and, notwithstanding anything to the contrary herein or in the Supplemental Confirmation, the Maximum Acceleration Percentage shall be 100% from and after such date.

(b)“Acquisition Transaction Announcement” means (i) the announcement of an event that, if consummated, would result in an Acquisition Transaction, (ii) an announcement that Counterparty or any of its subsidiaries has entered into an agreement, a letter of intent or an understanding designed to result in an Acquisition Transaction, (iii) the announcement of the intention to solicit or enter into, or to explore strategic alternatives or other similar undertaking that may include, an Acquisition Transaction, or (iv) any other announcement or public statement that in the reasonable judgment of the Calculation Agent may result in an Acquisition Transaction. For the avoidance of doubt, announcements as used in the definition of Acquisition Transaction Announcement refer to any public announcement, whether made by the Issuer or a third party.
(c)“Acquisition Transaction” means (i) any Merger Event (for purposes of this definition, the definition of Merger Event shall be read with the references therein to “100%” being replaced by “20%” and references to “50%” being replaced by “66%” and without reference to the clause beginning immediately following the definition of Reverse Merger therein to the end of such definition), Tender Offer or Merger Transaction or any other transaction involving the merger of Counterparty with or into any third party, (ii) the sale or transfer of all or substantially all of the assets of Counterparty, (iii) a recapitalization, reclassification, binding share exchange or other similar transaction, (iv) any acquisition, lease, exchange, transfer, disposition (including by way of spin-off or distribution) of assets (including any capital stock or other ownership interests in subsidiaries) or other similar event by Counterparty or any of its subsidiaries where the aggregate consideration transferable or receivable by or to Counterparty or its subsidiaries exceeds the Specified Acquisition Percentage (as specified, with respect to each Transaction, in the relevant Supplemental Confirmation) of the market capitalization of Counterparty and (v) any transaction in which Counterparty or its board of directors has a legal obligation to make a recommendation to its shareholders in respect of such transaction (whether pursuant to Rule 14e-2 under the Exchange Act or otherwise).
9.Acknowledgments.
(a)    The parties hereto intend for:
(i)each Transaction to be a “securities contract” as defined in Section 741(7) of the Bankruptcy Code and a “forward contract” as defined in Section 101(25) of the Bankruptcy Code, and the parties hereto to be entitled to the protections afforded by, among other Sections, Sections 362(b)(6), 362(b)(27), 362(o), 546(e), 546(j), 555, 556, 560 and 561 of the Bankruptcy Code;
(ii)the Agreement to be a “master netting agreement” as defined in Section 101(38A) of the Bankruptcy Code;
(iii)a party’s right to liquidate, terminate or accelerate any Transaction, net out or offset termination values or payment amounts, and to exercise any other remedies upon the occurrence of any Event of Default or Termination Event under the Agreement with respect to the other party or any Extraordinary Event that results in the termination or cancellation of any Transaction to constitute a “contractual right” (as defined in the Bankruptcy Code); and
(iv)all payments for, under or in connection with each Transaction, all payments for the Shares (including, for the avoidance of doubt, payment of the Prepayment Amount) and the transfer of such Shares to constitute “settlement payments” and “transfers” (as defined in the Bankruptcy Code).
(b)     Counterparty acknowledges that:
(i)    during the term of any Transaction, Seller and its affiliates may buy or sell Shares or other securities or buy or sell options or futures contracts or enter into swaps or other derivative securities in order to establish, adjust or unwind its hedge position with respect to such Transaction;
(ii)    Seller and its affiliates may also be active in the market for the Shares other than in connection with hedging activities in relation to any Transaction;
(iii)    Seller shall make its own determination as to whether, when or in what manner any hedging or market activities in Counterparty’s securities shall be conducted and shall do so in a manner that it deems appropriate to hedge its price and market risk with respect to the Forward Price and the VWAP Price;
(iv)    any market activities of Seller and its affiliates with respect to the Shares may affect the market price and volatility of the Shares, as well as the Forward Price and VWAP Price, each in a manner that may be adverse to Counterparty; and

(v)    each Transaction is a derivatives transaction in which it has granted Seller an option; Seller may purchase shares for its own account at an average price that may be greater than, or less than, the price paid by Counterparty under the terms of the related Transaction.
10.Amendments to Equity Definitions.
(i)Section 11.2(a) of the Equity Definitions is hereby amended by deleting the words “a diluting or concentrative” and replacing them with the word “an”; and adding the phrase “or such Transaction” at the end of the sentence;
(ii) Section 11.2(c) of the Equity Definitions is hereby amended by (A) replacing the words “a diluting or concentrative” with “an” in the fifth line thereof, (B) adding the phrase “or such Transaction” after the words “the relevant Shares” in the same sentence, (C) deleting the words “dilutive or concentrative” in the sixth to last line thereof, and (D) deleting the phrase “(provided that no adjustments will be made to account solely for changes in volatility, expected dividends, stock loan rate or liquidity relative to the relevant Shares)” and replacing it with the phrase “(and, for the avoidance of doubt, adjustments may be made to account solely for changes in volatility, stock loan rate or liquidity relative to the relevant Shares)”;
(iii)Section 11.2(e)(vii) of the Equity Definitions is hereby amended by deleting the words “a diluting or concentrative” and replacing them with the words “a material”; and adding the phrase “or the relevant Transaction” at the end of the sentence;
(iv)Section 12.9(b)(iv) of the Equity Definitions is hereby amended by (A) deleting (1) subsection (A) in its entirety, (2) the phrase “or (B)” following subsection (A) and (3) the phrase “in each case” in subsection (B); and (B) deleting the phrase “neither the Non-Hedging Party nor the Lending Party lends Shares in the amount of the Hedging Shares or” in the penultimate sentence; and
(v)Section 12.9(b)(v) of the Equity Definitions is hereby amended by (A) adding the word “or” immediately before subsection “(B)” and deleting the comma at the end of subsection (A); and (B)(1) deleting subsection (C) in its entirety, (2) deleting the word “or” immediately preceding subsection (C); (3) replacing in the penultimate sentence the words “either party” with “the Hedging Party” and (4) deleting clause (X) in the final sentence.
11.Credit Support Documents. The parties hereto acknowledge that no Transaction hereunder is secured by any collateral that would otherwise secure the obligations of Counterparty herein or pursuant to the Agreement.
12.Set-off. The parties agree to amend Section 6 of the Agreement by adding a new Section 6(f) thereto as follows:
“(f) Upon the occurrence of an Event of Default or Termination Event with respect to a party who is the Defaulting Party or the Affected Party (“X”), the other party (“Y”) will have the right (but not be obliged) without prior notice to X or any other person to set-off or apply any Equity Contract obligation of X owed to Y (or any Affiliate of Y) (whether or not matured or contingent and whether or not arising under the Agreement, and regardless of the currency, place of payment or booking office of the obligation) against any Equity Contract obligation of Y (or any Affiliate of Y) owed to X (whether or not matured or contingent and whether or not arising under the Agreement, and regardless of the currency, place of payment or booking office of the obligation). Y will give notice to the other party of any set-off effected under this Section 6(f).
Amounts (or the relevant portion of such amounts) subject to set-off may be converted by Y into the Termination Currency at the rate of exchange at which such party would be able, acting in a reasonable manner and in good faith, to purchase the relevant amount of such currency. If any obligation is unascertained, Y may in good faith estimate that obligation and set-off in respect of the estimate, subject to the relevant party accounting to the other when the obligation is ascertained. Nothing in this Section 6(f) shall be effective to create a charge or other security interest. This Section 6(f) shall be without prejudice and in addition to any right of set-off, combination of accounts, lien or other right to which any party is at any time otherwise entitled (whether by operation of law, contract or otherwise).”
“Equity Contract” means any transaction or instrument that does not convey to Seller rights, or the ability to assert claims, that are senior to the rights and claims of common stockholders in the event of Counterparty’s bankruptcy.
13.Delivery of Shares. Notwithstanding anything to the contrary herein, Seller may, by prior notice to Counterparty, satisfy its obligation to deliver any Shares or other securities on any date due (an “Original Delivery Date”) by making separate deliveries of Shares or such securities, as the case may be, at more than one time on or prior to such Original Delivery Date, so long as the aggregate number of Shares and other securities so delivered on or prior to such Original Delivery Date is equal to the number required to be delivered on such Original Delivery Date.
14.Share Termination Alternative. If either party would owe the other party any amount pursuant to Article 12 of the Equity Definitions or Section 6(d)(ii) of the Agreement (a “Payment Obligation”), then, unless Counterparty makes an election to the contrary with respect to all or any portion of such Payment Obligation by giving irrevocable telephonic notice to Seller, confirmed in writing within one Scheduled Trading Day, no later than 9:30 A.M. New York City time on the Early Termination Date or date on which the Transaction is terminated, any such Payment Obligation shall be satisfied by the Share Termination Alternative (as defined below) provided that (A) unless Seller elects to have all or any portion of such Payment Obligation satisfied by the Share Termination Alternative, the Share Termination Alternative shall not apply in the event of (i) an Insolvency, a Nationalization or a Merger Event, in each case, in which the Shares have changed into solely cash or solely the right to receive cash or (ii) an Event of Default in which Counterparty is the Defaulting Party or a Termination Event in which Counterparty is the Affected Party, which Event of Default or Termination Event resulted from an event or events within Counterparty’s control and (B) Counterparty may only so elect if Counterparty represents and warrants to Seller in writing on the date it notifies Seller of its election that, as of such date, Counterparty is not aware of any material non-public information concerning Counterparty or the Shares and is so electing in good faith and not as part of a plan or scheme to evade compliance with the federal securities laws. The following provisions shall apply on the Scheduled Trading Day immediately following the Early Termination Date or date on which the Transaction is terminated with respect to the Payment Obligation or such portion of the Payment Obligation for which the Share Termination Alternative applies (the “Applicable Portion”):

Share Termination Alternative:
Applicable and means (x) if delivery pursuant to the Share Termination Alternative is owed by Seller, that Seller shall deliver to Counterparty the Share Termination Delivery Property on the date on which the Payment Obligation would otherwise be due pursuant to Article 12 of the Equity Definitions or Section 6(d)(ii) of the Agreement, as applicable, or such later date as Seller may reasonably determine (the “Share Termination Payment Date”), in satisfaction of the Payment Obligation or the Applicable Portion, as the case may be, and (y) if delivery pursuant to the Share Termination Alternative is owed by Counterparty, paragraphs 2 through 7 of Annex A shall apply as if such delivery were a settlement of the Transaction to which Net Share Settlement (as defined in Annex A) applied, the Cash Settlement Payment Date were the Early Termination Date, the Forward Cash Settlement Amount were zero minus the Payment Obligation (or the Applicable Portion, as the case may be) owed by Counterparty, and “Shares” as used in Annex A were replaced by “Share Termination Delivery Units”.

Share Termination Delivery

Property:
A number of Share Termination Delivery Units, as calculated by the Calculation Agent, equal to the Payment Obligation (or the Applicable Portion, as the case may be) divided by the Share Termination Unit Price. The Calculation Agent shall adjust the Share Termination Delivery Property by replacing any fractional portion of a security therein with an amount of cash equal to the value of such fractional security based on the values used to calculate the Share Termination Unit Price.

Share Termination Unit Price:
Either (x) the value of property contained in one Share Termination Delivery Unit on the date such Share Termination Delivery Units are to be delivered as Share Termination Delivery Property or (y) an appropriately weighted average of the values of such property over a valuation period reasonably selected by Seller following the relevant Early Termination Date or date on which the Transaction is terminated (the “Share Termination Valuation Period”), at Seller’s election, in each case such value or average of values to be determined by the Calculation Agent by commercially reasonable means and notified by the Calculation Agent to the parties prior to the Share Termination Payment Date.

Share Termination Delivery Unit:
One Share or, if as the result of an Insolvency, Nationalization or Merger Event, the Shares have changed into other property or the right to receive other property, a unit consisting of the number or amount of each type of property received by a holder of one Share (without consideration of any requirement to pay cash or other consideration in lieu of fractional amounts of any securities) in such Insolvency, Nationalization or Merger Event. If such Insolvency, Nationalization or Merger Event involves a choice of consideration to be received by holders, Seller shall determine the composition of consideration such holder shall be deemed to have elected to receive in its sole discretion.

Failure to Deliver:	Applicable

Other applicable provisions:
If Share Termination Alternative is applicable, the provisions of Sections 9.8, 9.9, 9.10, 9.11 (except that the Representation and Agreement contained in Section 9.11 of the Equity Definitions shall be modified by excluding any representations therein relating to restrictions, obligations, limitations or requirements under applicable securities laws arising as a result of the fact that Counterparty is the issuer of the Shares or any portion of the Share Termination Delivery Units) and 9.12 of the Equity Definitions will be applicable as if “Physical Settlement” applied to the Transaction, except that all references to “Shares” shall be read as references to “Share Termination Delivery Units”.

15.Calculations and Payment Date upon Early Termination. The parties acknowledge and agree that in calculating Loss pursuant to Section 6 of the Agreement Seller may (but need not) determine losses without reference to actual losses incurred but based on expected losses assuming a commercially reasonable (including without limitation with regard to reasonable legal and regulatory guidelines) risk bid were used to determine loss to avoid awaiting the delay associated with closing out any hedge or related trading position in a commercially reasonable manner prior to or promptly following the designation of an Early Termination Date. Notwithstanding anything to the contrary in Section 6(d)(ii) of the Agreement, all amounts calculated as being due in respect of an Early Termination Date under Section 6(e) of the Agreement will be payable on the day that notice of the amount payable is effective; provided that if Counterparty elects to receive or deliver Shares or Share Termination Delivery Units in accordance with Section 14, such Shares or Share Termination Delivery Units shall be delivered on the Share Termination Payment Date or Cash Settlement Payment Date, as applicable.
16.Automatic Termination Provisions. Notwithstanding anything to the contrary in Section 6 of the Agreement, if a Termination Price is specified in any Supplemental Confirmation, then an Additional Termination Event with Counterparty as the sole Affected Party and the Transaction to which such Supplemental Confirmation relates as the Affected Transaction will automatically occur without any notice or action by Seller or Counterparty if the closing price of the Shares on the Exchange for any two consecutive Exchange Business Days during the period from, but excluding, the Trade Date to, and including, the First Acceleration Date is below such Termination Price, and the second consecutive Exchange Business Day during such period on which the closing price of the Shares on the Exchange is below the Termination Price will be the “Early Termination Date” for purposes of the Agreement.
17.Delivery of Cash. For the avoidance of doubt, nothing in this Master Confirmation shall be interpreted as requiring Counterparty to deliver cash in respect of the settlement of the Transactions contemplated by this Master Confirmation following payment by Counterparty of the relevant Prepayment Amount, except in circumstances where the required cash settlement thereof is permitted for classification of the contract as equity by ASC Topic 815-40, Derivatives and Hedging - Contracts in Entity’s Own Equity as in effect on the relevant Trade Date (including, without limitation, where Counterparty so elects to deliver cash or fails timely to elect to deliver Shares or Share Termination Delivery Units in respect of the settlement of such Transactions).
18.Claim in Bankruptcy. Seller acknowledges and agrees that this Confirmation is not intended to convey to it rights with respect to any Transaction that are senior to the claims of common stockholders in any U.S. bankruptcy proceedings of Counterparty; provided that nothing herein shall limit or shall be deemed to limit Seller’s right to pursue remedies in the event of a breach of Counterparty of its obligations and agreements with respect to the Transactions outside of Counterparty’s bankruptcy; provided, further that nothing herein shall limit or shall be deemed to limit Seller’s rights in respect of any transaction other than the Transaction.
19.Wall Street Transparency and Accountability Act. In connection with Section 739 of the Wall Street Transparency and Accountability Act of 2010 (“WSTAA”), the parties hereby agree that neither the enactment of WSTAA or any regulation under the WSTAA, nor any requirement under WSTAA or an amendment made by WSTAA, shall limit or otherwise impair either party’s otherwise applicable rights to terminate, renegotiate, modify, amend or supplement this Master Confirmation, any Supplemental Confirmation or the Agreement, as applicable, arising from a termination event, force majeure, illegality, increased costs, regulatory change or similar event under this Master Confirmation, the Equity Definitions incorporated herein, or the Agreement (including, but not limited to, rights arising from Change in Law, Hedging Disruption, Increased Cost of Hedging, or Illegality (as defined in the Agreement)).
20. 2013 EMIR Portfolio Reconciliation, Dispute Resolution and Disclosure Protocol. The parties agree that Parts I and III of the Attachment to the terms of the 2013 EMIR Portfolio Reconciliation, Dispute Resolution and Disclosure Protocol published by ISDA on July 19, 2013 (“Protocol”) apply to the Agreement as if the parties had adhered to the Protocol without amendment.

In respect of the Attachment to the Protocol, (i) the definition of “Adherence Letter” shall be deemed to be deleted and references to “Adherence Letter” shall be deemed to be to this Section 20 (and references to “such party’s Adherence Letter” and “its Adherence Letter” shall be read accordingly), (ii) references to “adheres to the Protocol” shall be deemed to be “enters into the Agreement”, (iii) references to “Protocol Covered Agreement” shall be deemed to be references to the Agreement (and each “Protocol Covered Agreement” shall be read accordingly), and (iv) references to “Implementation Date” shall be deemed to be references to the date of this Agreement. For the purposes of this Section 20:
(i)Deutsche is a Portfolio Data Sending Entity and Counterparty is a Portfolio Data Receiving Entity.
(ii)Deutsche and Counterparty may use a Third Party Service Provider, and each of Deutsche and Counterparty consents to such use including the communication of the relevant data in relation to Deutsche and Counterparty to such Third Party Service Provider for the purposes of the reconciliation services provided by such entity.
(iii)The Local Business Days for such purposes in relation to Deutsche are New York and in relation to Counterparty are New York.
(iv)The provisions in this paragraph shall survive the termination of this Transaction.
(v)The following are the applicable email addresses.
Portfolio Data:        Deutsche: collateral.disputes@db.com
Counterparty: Treasurer@radian.biz
Notice of discrepancy:    Deutsche: collateral.disputes@db.com
Counterparty: Treasurer@radian.biz
Dispute Notice:        Deutsche: collateral.disputes@db.com
Counterparty: Treasurer@radian.biz
21.NFC Representation Protocol. The parties agree that the provisions set out in the Attachment to the ISDA 2013 EMIR NFC Representation Protocol published by ISDA on March 8, 2013 (the “NFC Representation Protocol”) shall apply to the Agreement as if each party were an Adhering Party under the terms of the NFC Representation Protocol. In respect of the Attachment to the Protocol, (i) the definition of “Adherence Letter” shall be deemed to be deleted and references to “Adherence Letter” shall be deemed to be to this Section 21 (and references to “the relevant Adherence Letter” and “its Adherence Letter” shall be read accordingly), (ii) references to “adheres to the Protocol” shall be deemed to be “enters into the Agreement”, (iii) references to “Covered Master Agreement” shall be deemed to be references to the Agreement (and each “Covered Master Agreement” shall be read accordingly), and (iv) references to “Implementation Date” shall be deemed to be references to the date of the Agreement. Counterparty confirms that it enters into the Agreement as a party making the NFC Representation (as such term is defined in the NFC Representation Protocol). Counterparty shall promptly notify Deutsche of any change to its status as a party making the NFC Representation.
22.Transaction Reporting - Consent for Disclosure of Information. Notwithstanding anything to the contrary herein or in the Agreement or any non-disclosure, confidentiality or other agreements entered into between the parties from time to time, each party hereby consents to the Disclosure of information (the “Reporting Consent”):
(i)to the extent required by, or necessary in order to comply with, any applicable law, rule or regulation which mandates Disclosure of transaction and similar information or to the extent required by, or necessary in order to comply with, any order, request or directive regarding Disclosure of transaction and similar information issued by any relevant authority or body or agency (“Reporting Requirements”); or
(ii)    to and between the other party’s head office, branches or affiliates; to any person, agent, third party or entity who provides services to such other party or its head office, branches or affiliates; to a Market; or to any trade data repository or any systems or services operated by any trade repository or Market, in each case, in connection with such Reporting Requirements.
“Disclosure” means disclosure, reporting, retention, or any action similar or analogous to any of the aforementioned.
“Market” means any exchange, regulated market, clearing house, central clearing counterparty or multilateral trading facility.

Disclosures made pursuant to this Reporting Consent may include, without limitation, Disclosure of information relating to disputes over transactions between the parties, a party’s identity, and certain transaction and pricing data and may result in such information becoming available to the public or recipients in a jurisdiction which may have a different level of protection for personal data from that of the relevant party’s home jurisdiction.
This Reporting Consent shall be deemed to constitute an agreement between the parties with respect to Disclosure in general and shall survive the termination of this Confirmation. No amendment to or termination of this Reporting Consent shall be effective unless such amendment or termination is made in writing between the parties and specifically refers to this Reporting Consent.
23.    Governing Law. The Agreement, the Trade Documents and all matters arising in connection with the Agreement and the Trade Documents shall be governed by, and construed and enforced in accordance with, the laws of the State of New York (without reference to its choice of laws doctrine other than Title 14 of Article 5 of the New York General Obligations Law). THE PARTIES HERETO IRREVOCABLY SUBMIT TO THE EXCLUSIVE JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK AND THE UNITED STATES COURT FOR THE SOUTHERN DISTRICT OF NEW YORK IN CONNECTION WITH ALL MATTERS RELATING HERETO AND WAIVE ANY OBJECTION TO THE LAYING OF VENUE IN, AND ANY CLAIM OF INCONVENIENT FORUM WITH RESPECT TO, THESE COURTS.
24.    Waiver of Trial by Jury. EACH OF THE PARTIES HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO A TRIAL BY JURY WITH RESPECT TO ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THE AGREEMENT, THE TRADE DOCUMENTS OR ANY TRANSACTION.
25.    Offices.

(a)    The Office of Seller for each Transaction is London.
(b)    The Office of Counterparty for each Transaction is: Not Applicable.
26.    Method of Delivery. Whenever delivery of funds or other assets is required hereunder by or to Counterparty, such delivery shall be effected through DBSI. In addition, all notices, demands and communications of any kind relating to any Transaction between Deutsche and Counterparty shall be transmitted exclusively through DBSI.
27.    Calculations, Adjustments and Determinations. All calculations, adjustments and determinations made by Seller hereunder, whether as Calculation Agent, as Determining Party or following the occurrence of an Early Termination Date, shall be made in good faith and in a commercially reasonable manner. Following any determination, adjustment or calculation by Seller hereunder (including, without limitation, in its capacity as Calculation Agent), Seller shall deliver to Counterparty, within five Exchange Business Days after a written request by Counterparty, a report in a commonly used file format for the storage and manipulation of financial data (including the methodology, interest rates, quotations and market data (including volatility) but without disclosing any proprietary or confidential models or other proprietary or confidential information) displaying in reasonable detail the basis for such determination, adjustment or calculation, as the case may be.
28.    Counterparts.    This Master Confirmation may be executed in any number of counterparts, all of which shall constitute one and the same instrument, and any party hereto may execute this Master Confirmation by signing and delivering one or more counterparts.
29.     Condition to Effectiveness. In the event the sale of Counterparty’s 5.250% Senior Notes due 2020 (the “Senior Notes”) is not consummated with the underwriters thereof for any reason by the close of business in New York on June 19, 2015 (or such later date as agreed upon by the parties) (June 19, 2015 or such later date as agreed upon being the “Early Unwind Date”), the Transaction entered into on June 18, 2015 shall automatically terminate (the “Early Unwind”) on the Early Unwind Date and (a) such Transaction and all of the respective rights and obligations of Seller and Counterparty under the Transaction shall be cancelled and terminated and (b) each party shall be released and discharged by the other party from and agrees not to make any claim against the other party with respect to any obligations or liabilities of the other party arising out of and to be performed in connection with such Transaction either prior to or after the Early Unwind Date; provided that Counterparty shall purchase from Seller, on the first Exchange Business Day after the Early Unwind Date, any Shares purchased by Seller or one or more of its affiliates in connection with such Transaction for a purchase price equal to the price paid by Seller and/or its affiliates for such Shares, and reimburse the cost of derivatives and other hedging activities entered into by Seller or one or more of its affiliates and any other losses incurred by Seller, in connection with such Transaction and termination thereof, including the unwind of Seller’s hedging activities. Such amounts shall be paid in immediately available funds on the first Exchange Business Day after the Early Unwind Date. Seller and Counterparty represent and acknowledge to the other that, subject to the proviso included in the second preceding sentence, upon an Early Unwind, all obligations with respect to such Transaction shall be deemed fully and finally discharged. Counterparty shall so notify Seller (i) immediately upon consummation of the Senior Notes sale, or (ii) by 4:00 p.m. New York time on the Early Unwind Date if the Senior Notes sale has not been consummated prior to such time.
Counterparty hereby agrees (a) to check this Master Confirmation carefully and immediately upon receipt so that errors or discrepancies can be promptly identified and rectified and (b) to confirm that the foregoing (in the exact form provided by Seller) correctly sets forth the terms of the agreement between Seller and Counterparty with respect to any particular Transaction to which this Master Confirmation relates, by manually signing this Master Confirmation or this page hereof as evidence of agreement to such terms and providing the other information requested herein and immediately returning an executed copy to Seller.
Yours faithfully,

DEUTSCHE BANK AG, LONDON BRANCH
By: /s/ Lars Kestner
Name:    Lars Kestner
Title:    Attorney in Fact

By: /s/ Andrew Yaeger
Name:    Andrew Yaeger
Title:    Manageing Director

DEUTSCHE BANK SECURITIES INC.,
acting solely as Agent in connection with the Transaction
By: /s/ Lars Kestner
Name:    Lars Kestner
Title:    Managing Director

By: /s/ Paul Stowell
Name:    Paul Stowell
Title:    Managing Director

Agreed and Accepted By:
RADIAN GROUP INC.
By: /s/ J. Franklin Hall
Name:    J. Franklin Hall
Title:    Executive Vice President and Chief Financial Officer

Chairman of the Supervisory Board: Dr. Paul Achleitner.

 Management Board: Jürgen Fitschen (Co-Chairman), Anshu Jain (Co-Chairman), Stefan Krause, Stephan Leithner, Stuart Lewis, Rainer Neske and Henry Ritchotte.

Deutsche Bank AG is authorised under German Banking Law (competent authority: BaFin - Federal Financial Supervising Authority) and by the Prudential Regulation Authority and subject to limited regulation by the Prudential Regulation Authority and Financial Conduct Authority. Deutsche Bank AG, London Branch is a member of the London Stock Exchange. Deutsche Bank AG is a joint stock corporation with limited liability incorporated in the Federal Republic of Germany HRB No. 30 000 District Court of Frankfurt am Main; Branch Registration in England and Wales BR000005; Registered address: Winchester House, 1 Great Winchester Street, London EC2N 2DB. Details about the extent of our authorisation and regulation by the Prudential Regulation Authority, and regulation by the Financial Conduct Authority are available on request or from https://www.db.com/en/content/eu_disclosures_uk.htm.

SCHEDULE A

Deutsche Bank

Deutsche Bank AG, London Branch
Winchester house
1 Great Winchester St, London EC2N 2DB
Telephone: 44 20 7545 8000

c/o Deutsche Bank Securities Inc.
60 Wall Street
New York, NY 10005
Telephone: 212-250-2500
Internal Reference: 639313
SUPPLEMENTAL CONFIRMATION

To:	Radian Group Inc. 1601 Market Street Philadelphia, PA 19103
Subject:	Accelerated Stock Buyback
Date:	[ ]
The purpose of this Supplemental Confirmation is to confirm the terms and conditions of the Transaction entered into between Deutsche Bank AG, London Branch (“Seller” or “Deutsche”), with Deutsche Bank Securities Inc. acting as agent, and Radian Group Inc. (“Counterparty”) (together, the “Contracting Parties”) on the Trade Date specified below. This Supplemental Confirmation is a binding contract between Seller and Counterparty as of the relevant Trade Date for the Transaction referenced below.
1.    This Supplemental Confirmation supplements, forms part of, and is subject to the Master Confirmation dated as of June 18, 2015 (the “Master Confirmation”) between the Contracting Parties, as amended and supplemented from time to time. All provisions contained in the Master Confirmation govern this Supplemental Confirmation except as expressly modified below.
2.    The terms of the Transaction to which this Supplemental Confirmation relates are as follows:

Trade Date:	[ ]
Calculation Period Start Date:	[ ]
Forward Price Adjustment Amount:	USD[ ]
Scheduled Termination Date:	[ ]
Maximum Acceleration Percentage:	[ ]
First Acceleration Date:	[ ]
Prepayment Amount:	USD[ ]
Prepayment Date:	[ ]
Initial Share Delivery Dates:	[ ]
Initial Shares:
[ ] Shares; provided that if, in connection with the Transaction, on any Initial Share Delivery Date, Seller is unable to borrow a number of Shares equal to the relevant Initial Shares for delivery to Counterparty at a borrow cost not greater than the Initial Stock Loan Rate, the Initial Shares to be delivered on such Initial Share Delivery Date shall be reduced to such number of Shares that Seller is able to so borrow, and the remaining Initial Shares with respect to such Initial Share Delivery Date shall be delivered as promptly as practicable thereafter

Ordinary Dividend Amount:	USD[ ]
Scheduled Ex-Dividend Dates:	[ ]

Termination Price:	USD[ ]
Additional Relevant Days:	The [ ] Exchange Business Day(s) immediately following the Calculation Period.
Specified Acquisition Percentage	[ ]
Acceleration Notice Deadline:	[ ]
3.    Counterparty represents and warrants to Seller that neither it nor any “affiliated purchaser” (as defined in Rule 10b-18 under the Exchange Act) has made any purchases of blocks pursuant to the proviso in Rule 10b-18(b)(4) under the Exchange Act during either (i) the four full calendar weeks immediately preceding the Trade Date or (ii) during the calendar week in which the Trade Date occurs.
4.    This Supplemental Confirmation may be executed in any number of counterparts, all of which shall constitute one and the same instrument, and any party hereto may execute this Supplemental Confirmation by signing and delivering one or more counterparts.
5.    Each party hereby acknowledges and repeats the representations, warranties and covenants made by such party in the Master Confirmation.
Counterparty hereby agrees (a) to check this Supplemental Confirmation carefully and immediately upon receipt so that errors or discrepancies can be promptly identified and rectified and (b) to confirm that the foregoing (in the exact form provided by Seller) correctly sets forth the terms of the agreement between Seller and Counterparty with respect to the Transaction to which this Supplemental Confirmation relates, by manually signing this Supplemental Confirmation or this page hereof as evidence of agreement to such terms and providing the other information requested herein and immediately returning an executed copy to Seller.
Yours faithfully,

DEUTSCHE BANK AG, LONDON BRANCH
By: ______________________________
Name:
Title:

By: ______________________________
Name:
Title:

DEUTSCHE BANK SECURITIES INC.,
acting solely as Agent in connection with the Transaction
By: ______________________________
Name:
Title:

By: ______________________________
Name:
Title:

Agreed and Accepted By:
RADIAN GROUP INC.
By:
Name:
Title:

ANNEX A
COUNTERPARTY SETTLEMENT PROVISIONS
1.    The following Counterparty Settlement Provisions shall apply to the extent indicated under the Master Confirmation:

Settlement Currency:	USD

Settlement Method Election:
Applicable; provided that (i) Section 7.1 of the Equity Definitions is hereby amended by deleting the word “Physical” in the sixth line thereof and replacing it with the words “Net Share” and (ii) the Electing Party may make a settlement method election only if the Electing Party represents and warrants to Seller in writing on the date it notifies Seller of its election that, as of such date, the Electing Party is not aware of any material non-public information concerning Counterparty or the Shares and is electing the settlement method in good faith and not as part of a plan or scheme to evade compliance with the federal securities laws.

Electing Party:	Counterparty
Settlement Method

Election Date:
The earlier of (i) the Scheduled Termination Date and (ii) the second Exchange Business Day immediately following the Accelerated Termination Date (in which case the election under Section 7.1 of the Equity Definitions shall be made no later than 10 minutes prior to the open of trading on the Exchange on such second Exchange Business Day), as the case may be.

Default Settlement Method:	Cash Settlement
Forward Cash Settlement

Amount:	The Number of Shares to be Delivered multiplied by the Settlement Price.

Settlement Price:	The average of the VWAP Prices for the Exchange Business Days in the Settlement Valuation Period, subject to Valuation Disruption as specified in the Master Confirmation.

Settlement Valuation Period:
A number of Scheduled Trading Days selected by Seller in its reasonable discretion, beginning on the Scheduled Trading Day immediately following the earlier of (i) the Scheduled Termination Date or (ii) the Exchange Business Day immediately following the Termination Date.

Cash Settlement:	If Cash Settlement is applicable, then Buyer shall pay to Seller the absolute value of the Forward Cash Settlement Amount on the Cash Settlement Payment Date.
Cash Settlement

Payment Date:	The date one Settlement Cycle following the last day of the Settlement Valuation Period.
Net Share Settlement

Procedures:	If Net Share Settlement is applicable, Net Share Settlement shall be made in accordance with paragraphs 2 through 7 below.

2.    Net Share Settlement shall be made by delivery on the Cash Settlement Payment Date of a number of Shares satisfying the conditions set forth in paragraph 3 below (the “Registered Settlement Shares”), or a number of Shares not satisfying such conditions (the “Unregistered Settlement Shares”), in either case with a value equal to the absolute value of the

Forward Cash Settlement Amount, with such Shares’ value based on the value thereof to Seller (which value shall, in the case of Unregistered Settlement Shares, take into account a commercially reasonable illiquidity discount), in each case as determined by the Calculation Agent.

3.    Counterparty may only deliver Registered Settlement Shares pursuant to paragraph 2 above if:
(a)    a registration statement covering public resale of the Registered Settlement Shares by Seller (the “Registration Statement”) shall have been filed with the Securities and Exchange Commission under the Securities Act and been declared or otherwise become effective on or prior to the date of delivery, and no stop order shall be in effect with respect to the Registration Statement; a printed prospectus relating to the Registered Settlement Shares (including any prospectus supplement thereto, the “Prospectus”) shall have been delivered to Seller, in such quantities as Seller shall reasonably have requested, on or prior to the date of delivery;
(b)    the form and content of the Registration Statement and the Prospectus (including, without limitation, any sections describing the plan of distribution) shall be satisfactory to Seller;
(c)    as of or prior to the date of delivery, Seller and its agents shall have been afforded a reasonable opportunity to conduct a due diligence investigation with respect to Counterparty customary in scope for underwritten offerings of equity securities and the results of such investigation are satisfactory to Seller, in its discretion; and
(d)    as of the date of delivery, an agreement (the “Underwriting Agreement”) shall have been entered into with Seller in connection with the public resale of the Registered Settlement Shares by Seller substantially similar to underwriting agreements customary for underwritten offerings of equity securities, in form and substance satisfactory to Seller, which Underwriting Agreement shall include, without limitation, provisions substantially similar to those contained in such underwriting agreements relating, without limitation, to the indemnification of, and contribution in connection with the liability of, Seller and its affiliates and the provision of customary opinions, accountants’ comfort letters and lawyers’ negative assurance letters.
4.    If Counterparty delivers Unregistered Settlement Shares pursuant to paragraph 2 above:
(a)    all Unregistered Settlement Shares shall be delivered to Seller (or any affiliate of Seller designated by Seller) pursuant to the exemption from the registration requirements of the Securities Act provided by Section 4(2) thereof;
(b)    as of or prior to the date of delivery, Seller and any potential purchaser of any such shares from Seller (or any affiliate of Seller designated by Seller) identified by Seller shall be afforded a commercially reasonable opportunity to conduct a due diligence investigation with respect to Counterparty customary in scope for private placements of equity securities (including, without limitation, the right to have made available to them for inspection all financial and other records, pertinent corporate documents and other information reasonably requested by them);
(c)    as of the date of delivery, Counterparty shall enter into an agreement (a “Private Placement Agreement”) with Seller (or any affiliate of Seller designated by Seller) in connection with the private placement of such shares by Counterparty to Seller (or any such affiliate) and the private resale of such shares by Seller (or any such affiliate), substantially similar to private placement purchase agreements customary for private placements of equity securities, in form and substance commercially reasonably satisfactory to Seller, which Private Placement Agreement shall include, without limitation, provisions substantially similar to those contained in such private placement purchase agreements relating, without limitation, to the indemnification of, and contribution in connection with the liability of, Seller and its affiliates and the provision of customary opinions, accountants’ comfort letters and lawyers’ negative assurance letters, and shall provide for the payment by Counterparty of all fees and expenses of Seller (or an affiliate thereof) in connection with such resale, including all fees and expenses of counsel for Seller, and shall contain representations, warranties, covenants and agreements of Counterparty reasonably necessary or advisable to establish and maintain the availability of an exemption from the registration requirements of the Securities Act for such resales; and
(d)    in connection with the private placement of such shares by Counterparty to Seller (or any such affiliate) and the private resale of such shares by Seller (or any such affiliate), Counterparty shall, if so requested by Seller, prepare, in cooperation with Seller, a private placement memorandum in form and substance reasonably satisfactory to Seller.
5.    Seller, itself or through an affiliate (the “Selling Agent”) or any underwriter(s), will sell all, or such lesser portion as may be required hereunder, of the Registered Settlement Shares or Unregistered Settlement Shares and any Makewhole Shares (as defined below) (together, the “Settlement Shares”) delivered by Counterparty to Seller pursuant to paragraph 6 below commencing on the Cash Settlement Payment Date and continuing until the date on which the aggregate Net Proceeds (as such term is defined below) of such sales, as determined by Seller, is equal to the absolute value of the Forward Cash Settlement Amount (such date, the “Final Resale Date”). If the proceeds of any sale(s) made by Seller, the Selling Agent or any underwriter(s), net of any fees and commissions (including, without limitation, underwriting or placement fees) customary for similar transactions under the circumstances at the time of the offering, together with carrying charges and expenses incurred in connection with the offer and sale of the Shares (including, but without limitation to, the covering of any over-allotment or short position (syndicate or otherwise)) (the “Net Proceeds”) exceed the absolute value of the Forward Cash Settlement Amount, Seller will refund, in USD, such excess to Counterparty on the date that is three (3) Currency Business Days following the Final Resale Date, and, if any portion of the Settlement Shares remains unsold, Seller shall return to Counterparty on that date such unsold Shares.
6.    If the Calculation Agent determines that the Net Proceeds received from the sale of the Registered Settlement Shares or Unregistered Settlement Shares or any Makewhole Shares, if any, pursuant to this paragraph 6 are less than the absolute value of the Forward Cash Settlement Amount (the amount in USD by which the Net Proceeds are less than the absolute value of the Forward Cash Settlement Amount being the “Shortfall” and the date on which such determination is made, the “Deficiency Determination Date”), Counterparty shall on the Exchange Business Day next succeeding the Deficiency Determination Date (the “Makewhole Notice Date”) deliver to Seller, through the Selling Agent, a notice of Counterparty’s election that Counterparty shall either (i) pay an amount in cash equal to the Shortfall on the day that is one (1) Currency Business Day after the Makewhole Notice Date, or (ii) deliver additional Shares. If Counterparty elects to deliver to Seller additional Shares, then Counterparty shall deliver additional Shares in compliance with the terms and conditions of paragraph 3 or paragraph 4 above, as the case may be (the “Makewhole Shares”), on the first Clearance System Business Day which is also an Exchange Business Day following the Makewhole Notice Date in such number as the Calculation Agent reasonably believes would have a market value on that Exchange Business Day equal to the Shortfall. Such Makewhole Shares shall be sold by Seller in accordance with the provisions above; provided that if the sum of the Net Proceeds from the sale of the originally delivered Shares and the Net Proceeds from the sale of any Makewhole Shares is less than the absolute value of the Forward Cash Settlement Amount then Counterparty shall, at its election, either make such cash payment or deliver to Seller further Makewhole Shares until such Shortfall has been reduced to zero.
7.    Notwithstanding the foregoing, in no event shall the aggregate number of Settlement Shares and Makewhole Shares be greater than the Reserved Shares minus the amount of any Shares actually delivered by Counterparty under any other Transaction(s) under this Master Confirmation (the result of such calculation, the “Capped Number”). Counterparty represents and warrants (which shall be deemed to be repeated on each day that a Transaction is outstanding) that the Capped Number is equal to or less than the number of Shares determined according to the following formula:
A - B

Where	A = the number of authorized but unissued shares of Counterparty that are not reserved for future issuance on the date of the determination of the Capped Number; and
B = the maximum number of Shares required to be delivered to third parties if Counterparty elected Net Share Settlement of all transactions in the Shares (other than Transactions in the Shares under this Master Confirmation) with all third parties that are then currently outstanding and unexercised.

“Reserved Shares” means initially, 21,627,409 Shares. The Reserved Shares may be increased or decreased in a Supplemental Confirmation.

Deutsche Bank

Deutsche Bank Securities Inc.
60 Wall Street
New York, New York 10005

Tel 212 250 2500

Radian Group Inc.
1601 Market Street
Philadelphia, PA 19103

Dear Valued Client,

As you may know, FINRA and certain NYSE exchanges have adopted a substantially identical Rule 5320 (the “Rule”) to consolidate, update and simplify existing rules relating to customer priority, parity and precedence. We provide this letter to provide you with information regarding certain DBSI trading practices in relation to the Rule.

Subject to our best execution obligations and rules relating to customer priority, parity and precedence, your open orders may not receive priority over principal orders handled by DBSI, unless you instruct us in writing to the contrary. There are various instances in which your orders may be handled in this manner. For instance, where we have committed capital in connection with market making activities and we have taken on as principal the risk of such position, we may trade entirely or partially out of our risk at prices which could satisfy your orders. Or, we may engage in bona-fide hedging activities at prices that may satisfy your orders.

There may be other cases in which your orders may be handled in this manner. For instance, where we use trading algorithms to execute principal orders, the algorithm may execute these orders at prices which could satisfy your open orders, for reasons having nothing to do with whether the orders were principal orders or customer orders (e.g. time of order entry, specific algorithm strategy, order parameters such as urgency of execution, or any combination of these). Likewise, in instances in which you instruct us to use our discretion in executing your order (for example, your instruction to work the order over the course of the day or subject to other parameters), we may execute principal orders at prices that would satisfy your orders.

In the event that you object to the practices described in this letter, please email us at Rule.5320@db.com (with a period between “Rule” and “5320”) so that DBSI may act in accordance with such instruction. For the avoidance of doubt, if you so choose, you may instruct DBSI not to trade on a principal basis at prices that would satisfy your open orders being handled by the relevant trading unit. We may, however, take such an instruction into account when setting pricing terms for your transactions.

Finally, please note that DBSI has significant controls designed to prevent our trading units from obtaining knowledge of customer orders handled by other trading units. As such, subject to applicable rules, DBSI trading units other than the unit handling your order may trade on a principal basis at prices that would satisfy your order, even if you provide us with the instruction described in the preceding paragraph.

If you have any questions on the information in this letter, please do not hesitate to let us know. We seek to continue to earn your trust and business.